UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant  ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box: ☐

❒	Preliminary Proxy Statement
❒	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
❒	Definitive Additional Materials
❒	Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

Summit Financial Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

P. O. Box 179
300 N. Main Street
Moorefield, West Virginia 26836

April 10, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Summit Financial Group, Inc. (the “Company”), a West Virginia corporation, which will be held on Thursday, May 17, 2007, at 1:00 p.m., EDT, at the Company’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

It is important that your shares be represented at the Meeting. Whether or not you plan to attend the Meeting, you are requested to complete, date, sign and return the enclosed proxy in the enclosed envelope for which postage has been paid. If you have any questions regarding the information in the attached proxy materials, please do not hesitate to call Teresa Sherman, Director of Shareholder Relations, (304) 530-1000.

You will be asked at the Meeting to elect six (6) directors to serve until 2010, and to ratify the selection of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2007.

You are urged to read the accompanying Proxy Statement carefully, as it contains detailed information regarding the nominees for directors of the Company and the independent registered public accounting firm of the Company.

Very truly yours,

Oscar M. Bean
Chairman of the Board

___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________________________________________

TIME .............................................................	1:00 p.m., EDT, on May 17, 2007

PLACE ..........................................................	Summit Financial Group, Inc. Corporate Office 300 N. Main Street Moorefield, West Virginia 26836

ITEMS OF BUSINESS .................................
(1) To elect six (6) directors to serve until 2010;

(2) To ratify the selection of Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2007; and

(3) To transact such other business as may properly come before the Meeting. The Board of Directors at present knows of no other business to come before the Annual Meeting.

RECORD DATE ..........................................	Only those shareholders of record at the close of business on March 30, 2007 shall be entitled to notice and to vote at the Meeting.
ANNUAL REPORT......................................	Our 2006 Annual Report, which is not a part of the proxy materials, is enclosed.

PROXY VOTING ........................................
It is important that your shares be represented and voted at the Meeting. Please MARK, SIGN, DATE and PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope. Any proxy may be revoked prior to its exercise at the Meeting.

April 10, 2007	Oscar M. Bean Chairman of the Board

TABLE OF CONTENTS                                                                                        Page

PROXY STATEMENT	1
Principal Executive Office of the Company	1
Shareholders Entitled to Vote	1
Multiple Shareholders Sharing the Same Address	1
Proxies	1
Vote By Mail	2
Voting at the Annual Meeting	2
Voting on Other Matters	2
Required Vote	2
Cost of Proxy Solicitation	3
Shareholder Account Maintenance	3
Section 16(a) Beneficial Ownership Reporting Compliance	3
GOVERNANCE OF THE COMPANY	4
Board and Committee Membership	4
Executive Committee	4
Audit and Compliance Committee	4
Compensation and Nominating Committee	5
Policies and Procedures Relating to Nomination of Directors	6
Processes and Procedures Relating to Executive Compensation	6
Independence of Directors and Nominees	7
Review and Approval of and Description of Transactions with Related Persons	9
Policies and Procedures	9
Transactions with Related Persons	9
Shareholder Communication with Directors	10
Board Member Attendance at Annual Meeting	10
Corporate Policies	10
ITEM 1 -- ELECTION OF DIRECTORS	11
Security Ownership of Directors and Officers	11
Family Relationships	12

NOMINEES FOR DIRECTOR WHOSE TERMS EXPIRE IN 2010	13
DIRECTORS WHOSE TERMS EXPIRE IN 2009	14
DIRECTORS WHOSE TERMS EXPIRE IN 2008	15
ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
AUDIT AND COMPLIANCE COMMITTEE REPORT	17
Fees to Arnett & Foster, PLLC	17
Audit and Compliance Committee	18
COMPENSATION DISCUSSION AND ANALYSIS	19
Duties of the Compensation and Nominating Committee	19
Overview of Compensation Philosophy	19
Salaries	19
Annual Incentive Compensation	20
Long-Term Incentive Compensation	20

i

Setting Executive Compensation	20
Salaries	20
Annual Incentive Compensation	21
Long-Term Incentive Compensation	21
Officer Stock Option Plan	21
Supplemental Executive Retirement Plan	21
Perquisites	22
Plans Covering All Employees	22
Employee Stock Ownership Plan	22
401(k) Profit Sharing Plan	22
Potential Payments Upon Termination or Change of Control	23
Compensation Agreement - Mr. Maddy	23
Compensation Agreeements - Messrs. Miller and Robertson	26
Compensation Agreements - Messrs. Frye and Tissue	27
Evaluation of Executive Performance	29
Compensation of Named Executive Officers	29
Compensation of President and CEO	30
Conclusion	30

EXECUTIVE COMPENSATION	31
Summary Compensation Table	31
Grants of Plan-Based Awards	33
Outstanding Equity Awards at December 31, 2006	35
Options Exercises and Stock Vested During 2006	38
Pension Benefits	39
Estimated Payments Upon Termination	40
Director Compensation 2006	42

COMPENSATION AND NOMINATING COMMITTEE REPORT	44
Compensation and Nominating Committee	44

EXECUTIVE OFFICERS	45

PRINCIPAL SHAREHOLDER	46

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS	47
Stock Transfers	47
ANNUAL REPORT	48
FORM 10-K	48
APPENDIX A - COMPENSATION AND NOMINATING COMMITTEE CHARTER

ii

PROXY STATEMENT

These proxy materials are delivered in connection with the solicitation by the Board of Directors of Summit Financial Group, Inc. (“Summit,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2007 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 17, 2007, beginning at 1:00 p.m. The meeting will be held at Summit’s Corporate Office, 300 N. Main Street, Moorefield, West Virginia.

This Proxy Statement, form of proxy and voting instructions are being mailed starting on or about April 10, 2007.

Principal Executive Office of the Company

The principal executive office of the Company is 300 North Main Street, Moorefield, West Virginia 26836.

Shareholders Entitled to Vote

Holders of record of Summit common shares at the close of business on March 30, 2007, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 7,084,980 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Multiple Shareholders Sharing the Same Address

Owners of common stock in street name may receive a notice from their broker or bank stating that only one proxy statement will be delivered to multiple security holders sharing an address. This practice, known as “householding,” is designed to reduce printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate proxy statement, he or she may contact Teresa Sherman, Director of Shareholder Relations, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or by telephone at (304) 530-1000, or by e-mail at tsherman@summitfgi.com.

Proxies

Your vote is important. Shareholders of record may vote their proxies by mail. If you choose to vote by mail, a postage-paid envelope is provided.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. As of the date this proxy statement went to press, we did not know of any other matter to be raised at the Annual Meeting.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

On the record date, there were 7,084,980 shares of common stock outstanding which are held by approximately 1,331 shareholders of record. A majority of the outstanding shares of Summit Financial Group, Inc. will constitute a quorum at the meeting.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2007 Annual Meeting, the total number of directors to be elected is six (6) in the class expiring in 2010. Each shareholder has the right to cast six (6) votes for each share of stock held on the record date.

If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees for each class. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which do not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of Summit Financial Group, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.

For purposes of approving Arnett & Foster, PLLC as the Company’s independent registered public accounting firm for the year ending December 31, 2007, abstentions and broker “non-votes” will be disregarded and will have no effect on the outcome of the vote for the approval of Arnett & Foster, PLLC.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission, or by facsimile transmission. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.

Shareholder Account Maintenance

Registrar and Transfer Company is our transfer agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
www.rtco.com
(800) 368-5948

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers, and shareholders owning 10% or more of the common stock of the Company to file reports of holdings and transactions in Summit shares with the SEC. Based on our records and other information, in 2006, all directors, officers, and shareholders owning 10% or more of the common stock of the Company met all applicable SEC filing requirements under Section 16(a), except Douglas T. Mitchell had one late report relating to one transaction and James M. Cookman had one late report relating to two transactions.

GOVERNANCE OF THE COMPANY

Board and Committee Membership

During 2006, the Board of Directors met five (5) times. All of our Directors attended 75% or more of the meetings of the Board and the meetings held by committees of the Board on which the directors served in 2006, with the exception of Frank A. Baer, III.

The Company has a standing Executive Committee, Audit and Compliance Committee, and a Compensation and Nominating Committee.

Executive Committee

The Executive Committee, on an as needed basis, approves loans above specified limits and performs such duties and exercises such powers as delegated to it by the Company’s Board of Directors. The members of the Company’s Executive Committee are Oscar M. Bean, Chairman, H. Charles Maddy, III, John W. Crites, Charles S. Piccirillo, Ronald F. Miller, Duke A. McDaniel, Patrick N. Frye, G. R. Ours, Jr., James P. Geary, and Gary L. Hinkle. C. David Robertson is a non-voting member of the Executive Committee. The Executive Committee met nine (9) times in 2006. Phoebe F. Heishman and Thomas J. Hawse, III both served as alternates.

Audit and Compliance Committee

The Audit and Compliance Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities to ensure the quality and integrity of Summit’s financial reports. This entails:

• Serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system.

• Providing direction to and oversight of the Company’s internal audit function.

• Reviewing and appraising the efforts of the Company’s independent auditors.

• Maintaining a free and open means of communication between directors, internal audit staff, independent auditors, and management.

The Audit and Compliance Committee has adopted a written charter.

Current members of this committee are Thomas J. Hawse, III, Chairman, John W. Crites, Gary L. Hinkle, Gerald W. Huffman, and Charles S. Piccirillo. The Audit and Compliance Committee charter requires that the committee be comprised of five (5) directors. The Audit and Compliance Committee met four (4) times in 2006.

Pursuant to the provisions of the Sarbanes-Oxley Act, which was enacted in 2002, the SEC adopted rules requiring companies to disclose whether or not at least one member of the Audit and Compliance Committee is an “audit committee financial expert” as defined in such rules.

Under the SEC rules, an “audit committee financial expert” has the following attributes:

• An understanding of generally accepted accounting principles and financial statements.

• An ability to assess the general application of accounting principles generally accepted in the United States of America in connection with the accounting for estimates, accruals and reserves.

• Experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities.

• An understanding of internal controls and procedures for financial reporting; and

• An understanding of audit committee functions.

A person must possess all of the above attributes to qualify as an audit committee financial expert.

The Board of Directors has determined no member of the Audit and Compliance Committee possesses all of the above five attributes so as to be deemed an “audit committee financial expert” under the SEC rules.

However, John W. Crites and Thomas J. Hawse, III each qualify as a “financial expert” under the NASDAQ Marketplace Rules, which standards are different from the SEC rules. Under the NASDAQ Marketplace Rules, a “financial expert” must have past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background which results in the individual’s financial sophistication, including being a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Mr. Crites and Mr. Hawse have the necessary experience to qualify them as “financial experts” under the NASDAQ Marketplace Rules.

For information concerning the audit fees paid by the Company in 2006 and for information about the Company’s independent auditors generally, see the Audit and Compliance Committee Report on page 17 of these Annual Meeting materials.

Compensation and Nominating Committee

The Compensation and Nominating Committee consists of a minimum of 4 directors. The members of the Compensation and Nominating Committee during 2006 were Oscar M. Bean, John W. Crites, James P. Geary, Gary L. Hinkle, Thomas J. Hawse, III, Charles S. Piccirillo, Phoebe F. Heishman and Dewey Bensenhaver. Oscar M. Bean did not serve on the Compensation and Nominating Committee during January through March of 2007 because Mr. Bean was not independent under the NASDAQ Marketplace Rules during this time and the exception under the NASDAQ Marketplace Rules that allowed Mr. Bean to serve on the Committee expired in January, 2007. When Mr. Bean becomes independent under the NASDAQ Marketplace Rules in April, 2007, Mr. Bean will be re-appointed to serve on the Compensation and Nominating Committee.

The Compensation and Nominating Committee has adopted a written charter, a copy of which is attached to this Proxy Statement as Appendix A.

The Compensation and Nominating Committee met three (3) times in 2006.

Policies and Procedures Relating to the Nomination of Directors

One purpose of the Committee is to assist the board in (i) identifying qualified individuals to become board members, (ii) determining the composition of the board of directors and its committees, (iii) monitoring a process to assess board effectiveness, and (iv) developing and implementing the Company's corporate governance guidelines.

In determining nominees for the Board of Directors, the Compensation and Nominating Committee selects individuals who have the highest personal and professional integrity and who have demonstrated exceptional ability and judgment. The Committee also selects individuals who are most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. In identifying first-time nominees for director, or evaluating individuals recommended by shareholders, the Compensation and Nominating Committee determines, in its sole discretion, whether an individual meets the minimum qualifications approved by the Board of Directors and may consider the current composition of the Board of Directors in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

The Compensation and Nominating Committee does not have a specific policy with regard to the consideration of persons nominated for Directors by shareholders. The Articles of Incorporation of the Company describe the procedures that a shareholder must follow to nominate persons for election as Directors. For more information regarding these procedures, see Requirements, Including Deadline for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders on page 47 of these Annual Meeting materials. The Compensation and Nominating Committee will consider nominees for Director recommended by shareholders provided the procedures set forth in the Articles of Incorporation of the Company are followed by shareholders in submitting recommendations. The Committee does not intend to alter the manner in which it evaluates nominees, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

With regard to the Compensation and Nominating Committee’s specific nominating responsibilities, see a copy of its current charter attached to this Proxy Statement as Appendix A.

Processes and Procedures Relating to Executive Compensation

Another purpose of the Compensation and Nominating Committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all grants of stock options. The Compensation and Nominating Committee also reviews and approves the Board Attendance and Compensation Policy which includes the compensation paid to the Board of Directors. The Committee’s primary processes and procedures for carrying out these purposes include:

• Scope of Authority. The Committee has the following duties and responsibilities:

• Annually review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (the “CEO”) established by the Board of Directors, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO.

• Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all other Executive Officers.

• Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.

• Review and make recommendations to the Board of Directors for ratification decisions relating to long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the committee will act on behalf of the Board of Directors as the “committee” established to administer equity-based and employee benefit plans, and as such, will discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans. All such grants must be ratified by the Board of Directors.

• Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.

• Produce an annual report of the committee on executive compensation for the Company’s annual proxy statement in compliance with applicable NASDAQ and SEC rules.

• Delegation of Authority. The Committee has the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate.

• Role of Executive Officers. The Chief Executive Officer provides the Committee with a verbal performance assessment and compensation recommendation for each of the other Executive Officers. In addition to the following items, these performance assessments and recommendations are considered by the Committee in reviewing, approving and reporting to the Board the compensation arrangements of each Executive Officer other than the CEO: (i) an assessment of the Company’s performance, (ii) the perquisites provided to the Executive Officers; (iii) the salaries paid by a peer group to executive officers holding equivalent positions, (iv) tally sheets showing the aggregate amount of all components of compensation paid to the Executive Officers, and (v) the complexity of the job duties of each Executive Officer.

• Role of Independent Consultant. The Committee has the authority to retain any advisors as the Committee deems appropriate in carrying out its duties. The Committee has not retained the services of an independent consultant in reviewing and approving the form and amount of executive and director compensation.

For more information regarding the Committee’s philosophy and evaluation of executive performance, see the Compensation Discussion and Analysis beginning on page 19 of these Annual Meeting materials.

Independence of Directors and Nominees

The Board of Directors annually reviews the relationships of each member of the Board with the Company to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules.

The Executive Committee of the Board of Directors met on March 21, 2007 to determine the independence of the current members of the Board of Directors and the nominees for election as a director of the Company. At the meeting, the Executive Committee reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Executive Committee determined that the following nominees and current members of the Board of Directors are independent: Frank A. Baer, III , Oscar M. Bean, Dewey F. Bensenhaver, James M. Cookman, John W. Crites, James P. Geary, James P. Geary, II, Thomas J. Hawse, III, Phoebe F. Heishman, Gary L. Hinkle, Gerald W. Huffman, Duke A. McDaniel, G. R. Ours, Jr. and Charles S. Piccirillo.

H. Charles Maddy, III, Patrick N. Frye and Ronald F. Miller are not independent because these individuals are executive officers of the Company.

The NASDAQ listing standards contain additional requirements for members of the Compensation and Nominating Committee and the Audit and Compliance Committee. All of the directors serving on each of these committees is independent under the additional requirements applicable to such committees.

The Executive Committee also considered the following relationships in evaluating the independence of the Company’s independent directors and nominees and determined that none of the relationships constitute a material relationship with the Company and each of the relationships satisfied the standards for independence:

• Summit Community Bank, Inc. and Shenandoah Valley National Bank, subsidiaries of the Company, provided lending and/or other financial services to each member of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2006 in the ordinary course of business and on substantially the same terms as those available to unrelated parties;

• Frank A. Baer, III is affiliated with an entity that received commissions on the placement of property and casualty insurance by the Company;

• Oscar M. Bean, James P. Geary, James P. Geary, II, and Charles S. Piccirillo are partners of law firms that received a retainer or payments for legal services provided to the Company or its subsidiaries during 2006;

• Oscar M. Bean is a member of the Board of Directors of an organization that conducts business with a subsidiary of the Company and is the campaign chair of a non-profit entity that received a donation from the Company;

• A subsidiary of the Company purchases grocery items from a supermarket owned by Thomas J. Hawse, III; and

• The Company and one of its subsidiaries advertise in a weekly newspaper owned by Phoebe F. Heishman.

Review and Approval of and Description of Transactions with Related Persons

Policies and Procedures

The Company has a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors, nominees for director, and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related party transactions must be approved by the Board of Directors. At each calendar year’s first regularly scheduled meeting of the Board of Directors, management recommends Related Person Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Board of Directors approves or disapproves such transactions. The Board of Directors will review any new transactions at each subsequently scheduled meeting. Management will update the Board of Directors as to any material change to proposed transactions.

The Board of Directors will consider all of the relevant facts and circumstances available, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.   No member of the Board of Directors will participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Board of Directors will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Board of Directors determines in good faith.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Board of Directors for approval or preliminarily entered into by management subject to ratification by the Board of Directors, provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The policy was adopted by the Executive Committee of the Board of Directors in March, 2007. The Executive Committee reviewed all transactions with related parties since January 1, 2006, to determine if such transactions were required to be reported in this Proxy Statement. The Executive Committee determined that no transaction met the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules and no transaction was required to be approved by the Board of Directors.

Transactions with Related Persons

Directors and executive officers of the Company and its subsidiaries, members of their immediate families, and business organizations and individuals associated with them have been customers of, and have had normal banking transactions with Summit Community Bank and Shenandoah Valley National Bank. All such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Except for the transactions described in the above paragraph, the Company has not entered into any transactions with related persons since January 1, 2006, nor has the Company entered into a current transaction, in which the amount of the transaction exceeds $120,000 and in which a related person had or will have a direct or indirect material interest.

Shareholder Communication with Directors

The Board of Directors of the Company provides a process for shareholders to send communications to the Board of Directors or to any of the individual Directors. Shareholders may send written communications to the Board of Directors or to any of the individual Directors c/o Secretary, Summit Financial Group, Inc., P. O. Box 179, 300 N. Main Street, Moorefield, West Virginia 26836. All communications will be compiled by the Secretary of the Company and submitted to the Board of Directors or to the individual Directors on a periodic basis.

Board Member Attendance at Annual Meeting

The Company does not have a policy with regard to directors’ attendance at annual meetings. Twelve (12) of sixteen (16) members of the Board of Directors attended the 2006 Annual Meeting of Shareholders.

Corporate Policies

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Sarbanes-Oxley Act of 2002, among other things, establishes a number of new corporate governance standards and disclosure requirements. In addition, the Company is subject to the corporate governance and Marketplace Rules promulgated by NASDAQ. In light of the requirements of the Sarbanes-Oxley Act of 2002 and the NASDAQ corporate governance and Marketplace Rules, Summit has a Compensation and Nominating Committee Charter and a Code of Ethics that applies to all directors, executive officers and employees of Summit Financial Group, Inc. and its subsidiaries. The Code of Ethics also contains supplemental provisions that apply to the Company’s Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer (the “Senior Financial Officers”). In addition, the Code of Ethics contains procedures for reporting violations of the Code of Ethics involving the Company’s financial statements and disclosures, accounting practices, internal control over financial reporting, disclosure controls and auditing matters. A copy of the Code of Ethics is available on the Company’s website at www.summitfgi.com.

ITEM 1 - ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. The terms of the Directors in each class expire at successive annual meetings. Six (6) Directors will be elected at our 2007 Annual Meeting to serve for a three-year term expiring at our Annual Meeting in the year 2010. If the proposed nominees are elected, the Company will have a Board of Directors consisting of one class of six (6) directors and two classes of five (5) directors each.

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the six nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a Director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Directors, with terms expiring in 2010, at the Annual Meeting: Oscar M. Bean, Dewey F. Bensenhaver, John W. Crites, James P. Geary, II, Phoebe F. Heishman, and Charles S. Piccirillo. All of the nominees were recommended by the Compensation and Nominating Committee and approved by the Board of Directors of the Company. All of the nominees except Mr. James P. Geary, II, are directors standing for re-election. Mr. James P. Geary, II, was recommended by the Compensation and Nominating Committee and approved by the Board of Directors of the Company. Mr. James P. Geary II was recommended to the Compensation and Nominating Committee by a non-management director.

The Board of Directors recommends a vote FOR the election of these nominees for election as Directors.

We expect each nominee for election as a Director to be able to serve if elected. To the extent permitted by applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board. The principal occupation and certain other information about the nominees and other Directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

Security Ownership of Directors and Officers

As of March 10, 2007, the nominees and other Directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated on the following pages. The number of shares shown as beneficially owned by each director and executive officer is determined under the rules of the Securities and Exchange Commission and the information is not necessarily indicative of beneficial ownership for any other purposes.

All Directors and executive officers as a group owned 2,029,445 shares or 27.53% of the Company’s common stock as of March 10, 2007. Each director of the Company is required to own a minimum of 2,000 shares of the Company’s common stock. Ownership is defined as shares held solely in the director’s name, shares held through the Company’s employee stock ownership plan, a profit-sharing plan, individual retirement account, retirement plan or similar arrangement, and shares owned by a company where the director owns a controlling interest. Shares held jointly by a director and the director’s spouse are counted when determining whether a director owns 2,000 shares of the Company’s common stock as long as the director owns stock in his or her own name with a minimum value of at least $500, which is the minimum imposed by West Virginia law. Directors who are also employees of the Company or its subsidiaries are exempt from this requirement.

The Company requires that all directors retire at the end of the term during which the director attains the age of 70. However, pursuant to the Merger Agreement with Potomac Valley Bank, the Company agreed that Messrs. Geary, McDaniel and Ours, Jr. would be exempt from the Company’s mandatory retirement requirement. These individuals must retire at the end of the term during which they attain the age of 80. Pursuant to this policy, Mr. James P. Geary is retiring from the Board of Directors when his current term expires at this Annual Meeting. The Company has benefited from the service provided by Mr. Geary and is grateful for the wisdom and guidance provided by Mr. Geary.

Family Relationships

Mr. James P. Geary, II, a nominee for the Board of Directors, is the son of current director, James P. Geary. Dewey S. Bensenhaver is married to G. R. Ours, Jr.’s niece.

Name and Age as of the May 17, 2007 Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2007
NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 2010
		Shares	%
Oscar M. Bean …………....56

Director of Summit Financial Group since 1987, Chairman of the Board since 1995. Managing partner of Bean & Bean, Attorneys at Law; Foundation Board Member of Eastern West Virginia Community & Technical College since September, 2004.
		70,480(1)	*
Dewey F. Bensenhaver …...60	Director of Summit Financial Group since 2000. Physician in private practice; Owner of farming operation.	49,040(2)	*
John W. Crites ……...…….66	Director of Summit Financial Group since 1989. Chairman of Allegheny Wood Products, Inc.; partner in Allegheny Dimension, LLC; and principal stockholder of KJV Aviation, Inc.	548,316(3)	7.49%
James P. Geary, II…………50	Partner of the law firm of Geary & Geary; New nominee for director.	11,928(4)	*
Phoebe F. Heishman ……...66	Director of Summit Financial Group since 1987, Secretary since 1995. Publisher and Editor of The Moorefield Examiner.	93,520(5)	1.28%
Charles S. Piccirillo ………52	Director of Summit Financial Group since 1998. Member in the law firm of Shaffer & Shaffer, PLLC; Partner, Lawoff Associates; President, Auggus Enterprises, Inc.	21,189(6)	*

(1)	Includes 4,840 shares owned by spouse, 2,288 shares owned by children.
(2)	Includes 4,769 shares owned by spouse, 13,544 shares owned by minor children, and 1,876 shares owned as a custodian for minor children; 3,804 shares are pledged as collateral.
(3)	Includes 191,240 shares owned by Allegheny Wood Products, Inc.
(4)	Includes 136 shares owned as custodian for minor child.
(5)	Includes 1,760 shares owned by spouse and 17,735 shares owned by children for whom she has a power of attorney; 20,000 shares are pledged as collateral.
(6)	Includes 400 shares owned by spouse.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 17, 2007 Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2007
DIRECTORS WHOSE TERMS EXPIRE IN 2009
		Shares	%
James M. Cookman ………53

Director of Summit Financial Group since 1994. President of Cookman Insurance Group, Inc.; President of Cookman Realty Group, Inc.; Secretary/ Treasurer of Apex Developers, Inc.; Member of BeaconNet, LLC; Member of Orchard View Estates, LLC; Director of Mutual Protective Association of West Virginia; Member of Grant County Development Authority; Member of Highland Estates, LLC; Vice President of Project Development of U.S. WindForce, LLC; Manager of West Virginia Land Sales, LLC; Member of Eastern WV Community & Technical College Foundation Board.
		24,664(1)	*
Thomas J. Hawse, III ……..62

Director of Summit Financial Group since 1988. President of Hawse Food Market, Inc.; Member of the Hardy County Rural Development Authority board. Also serves on the West Virginia Forest Management Review Commission.
		40,150(2)	*
Gary L. Hinkle ……………57	Director of Summit Financial Group since 1993. President of Hinkle Trucking, Inc., Dettinburn Transport, Inc., Mt. Storm Fuel Corporation and H. T. Services, Inc.	278,035(3)	3.80%
Gerald W. Huffman……….62	Director of Summit Financial Group since 2000. President of Potomac Trucking & Excavation, Inc., Huffman Logging, Inc. and G&T Repair, Inc.	60,000	*
H. Charles Maddy, III …….44	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002, Chairman of the FHLB Audit Committee. Chairman of Board of Directors of Summit Community Bank, a subsidiary of the Company, since 2002.	95,648(4)	1.31%

(1)	Includes 15,200 shares owned by Cookman Insurance Center, Inc. Retirement Plan and 3,792 shares owned by minor children.
(2)	Includes 1,500 shares owned by spouse, 4,000 shares owned by self-directed IRA FBO spouse, and 500 shares owned by children.
(3)	Includes 53,280 shares owned by Hinkle Trucking, Inc., 4,800 shares owned by spouse, and 220 shares owned as Custodian for grandchild.
(4)	Includes 1,672 shares owned by spouse, 18,144 fully vested shares held in Company’s ESOP and exercisable stock options for 69,800 shares; 2,768 shares are pledged as collateral.

* Indicates director owns less than 1% of the Company’s Common Stock.

Name and Age as of the May 17, 2007 Meeting Date	Position, Principal Occupation Business Experience and Directorships	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2007
DIRECTORS WHOSE TERMS EXPIRE IN 2008
		Shares	%
Frank A. Baer, III ………. 46	Director of Summit Financial Group since 1998. CEO of Commercial Insurance Services, an insurance brokerage firm. Vice President of M & B Properties, a real estate holding company.	24,019 (1)	*
Patrick N. Frye ……….......48

Director of Summit Financial Group since 2000. Senior Vice President and Chief Credit Officer of Summit Financial Group, Inc., since December, 2003. President and CEO of Summit Community Bank, a subsidiary of the Company, from 1998 to 2004.
		35,999(2)	*
Duke A. McDaniel ………..68	Director of Summit Financial Group since 2000. Attorney at Law.	39,524(3)	*
Ronald F. Miller ……..…...63	Director of Summit Financial Group since 1998. President and CEO of Shenandoah Valley National Bank, a subsidiary of the Company, since 1998.	44,768(4)	*
G. R. Ours, Jr ……………..75	Director of Summit Financial Group and Vice Chairman of the Board since 2000. Retired President of Petersburg Oil Co. Director of Summit Community Bank since 1974 and Chairman of the Board from 1995 to 2002.	231,000(5)	3.16%

(1) Includes 592 shares owned by minor children.
(2) Includes 3,687 fully vested shares held in Company’s ESOP and exercisable stock options for 28,320 shares; 3,992  shares are pledged as collateral.
(3) Includes 30,176 shares that are pledged as collateral.
(4)	Includes 5,178 fully vested shares held in Company’s ESOP and exercisable stock options for 31,120 shares.
(5) Includes 21,000 shares owned by spouse and 80,000 shares owned by children for whom director has continuous voting authority until rescinded.

* Indicates director owns less than 1% of the Company’s Common Stock.

ITEM 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed Arnett & Foster, PLLC to serve as our independent registered public accounting firm for 2007 subject to the ratification of our shareholders. For information concerning the audit fees paid by the Company in 2005 and 2006 and for information about the Company’s auditors generally, see the Audit and Compliance Committee Report on page 17 of this Proxy Statement.

Representatives of Arnett & Foster, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal is required for the ratification of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Arnett & Foster, PLLC as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Arnett & Foster, PLLC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our shareholders.

The Board of Directors recommends a vote FOR the ratification of Arnett & Foster, PLLC as our independent registered public accounting firm for the year 2007.

AUDIT AND COMPLIANCE COMMITTEE REPORT

The Audit and Compliance Committee of the Board of Directors of the Company is composed of five independent directors. The members of the Audit and Compliance Committee are Thomas J. Hawse, III, Chairman, John W. Crites, Gary L. Hinkle, Gerald W. Huffman, and Charles S. Piccirillo.

The Audit and Compliance Committee operates under a written charter adopted by the Company’s Board of Directors.

The Audit and Compliance Committee has reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2006, and discussed them with Management and the Company’s independent auditors, Arnett & Foster, PLLC. The Audit and Compliance Committee also has discussed with the independent auditors the matters required to be discussed by the Auditing Standards Board Statement of Auditing Standards No. 61, as amended.

The Audit and Compliance Committee has received from the independent auditors the written disclosures and letter required by the Independence Standards Board Standard No. 1, and the Audit and Compliance Committee has discussed with the auditors their independence from the Company and Management.

Based on the review and discussions described above, the Audit and Compliance Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2006, be included in the Company’s Annual Report on Form 10-K for 2006.

Fees To Arnett & Foster, PLLC

The following table presents fees for professional services rendered by Arnett & Foster, PLLC to perform an audit of the Company’s annual financial statements for the years ended December 31, 2006 and 2005, and fees for other services rendered by Arnett & Foster, PLLC during those periods:

	2006	2005
Audit Fees(1)	$174,000	$204,000
Audit-Related Fees(2)	36,000	15,000
Tax Fees(3)	14,715	10,000
All Other Fees(4)	13,000	-
Total Fees	$237,715	$229,000

(1) Audit Fees - These are fees for professional services performed by Arnett & Foster, PLLC associated with the annual audit of the Company’s consolidated financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, and the reviews of the Company’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

(2) Audit-Related Fees - These are for assurance and related services performed by Arnett & Foster, PLLC that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits and consulting on financial accounting/reporting standards.

(3) Tax Fees - These are fees for professional services performed by Arnett & Foster, PLLC with respect to tax compliance, tax advice and tax planning. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims; payment planning; tax audit assistance; and tax work stemming from “Audit-Related” items.

(4) All Other Fees - These are fees for other permissible work performed by Arnett & Foster, PLLC that does not meet the above category descriptions.

All services rendered by Arnett & Foster, PLLC are permissible under applicable laws and regulations, and pre-approved by the Audit and Compliance Committee.

The Audit and Compliance Committee’s pre-approval policies for audit and non-audit services provided to the Company by Arnett & Foster, PLLC are as follows:

•	Any proposed services that would result in fees exceeding 5% of the total audit fees require specific pre-approval by the Audit and Compliance Committee.

•
Any proposed services that would result in fees of less than 5% of the total audit fees may be commenced prior to obtaining pre-approval of the Audit and Compliance Committee. However, before any substantial work is completed, Arnett & Foster, PLLC must obtain the approval of such services from the Chairman of the Audit and Compliance Committee.

The spending level and work content of these services are actively monitored by the Audit and Compliance Committee to maintain the appropriate objectivity and independence in auditor’s core work, which are the audits of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.

The Audit and Compliance Committee has considered and determined that the provision of these additional services is compatible with maintaining Arnett & Foster PLLC’s independence. For more information concerning the Company’s Audit and Compliance Committee, see page 4 of these annual meeting materials.

AUDIT AND COMPLIANCE COMMITTEE

Thomas J. Hawse, III, Chairman
John W. Crites
Gary L. Hinkle
Gerald W. Huffman
Charles S. Piccirillo

COMPENSATION DISCUSSION AND ANALYSIS

Duties of the Compensation and Nominating Committee

Summit’s Compensation and Nominating Committee (the “Committee”) administers the Company’s executive compensation program. The role of the Committee is to annually review, approve, and report to the Board of Directors all compensation arrangements for the President and CEO of the Company and for all executive officers who are subject to the reporting requirements of Section 16 of the Exchange Act. With respect to the President and CEO’s compensation, the Committee reviews and approves corporate goals and objectives of the Company relevant to the President and CEO’s compensation, evaluates the CEO’s performance in light of these goals and objectives and reviews and approves all compensation arrangements. The Committee also approves and reports to the Board of Directors all grants of stock options under the Officer Stock Option Plan. The Company’s Chief Executive Officer prepares compensation information for use by the Committee in its deliberations. Mr. Maddy also makes recommendations as to the compensation packages for all other executive officers. The Committee’s charter, attached hereto as Appendix A, reflects these various responsibilities. The Committee annually reviews the charter and recommends any proposed changes to the Board of Directors of the Company for approval. The Committee is composed entirely of non-employee, independent directors. The Committee meets at scheduled times during the year as required, generally one to two times. The Committee reports on Committee actions at Board meetings. The Committee has the authority to retain outside counsel and any other advisors as the Company may deem appropriate in its sole discretion.

Overview of Compensation Philosophy

The Company’s executive compensation program is designed to:

• retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

• link a substantial part of each executive officer’s compensation to the performance of the Company and its subsidiaries, and the individual executive officer; and

• encourage ownership of Company common stock by executive officers.

The Company’s fundamental philosophy is to link closely executive compensation with the achievement of annual financial and non-financial performance goals. It is the Company’s practice to provide a balanced mix of cash and equity-based compensation that the Company believes promotes the best interests of the Company’s executives and the Company’s shareholders. The Company believes compensation should be structured to ensure that a significant portion of the compensation opportunity will be directly related to shareholder value.

As discussed below, the program consists of, and is intended to balance, three elements:

• Salaries. Salaries are based on the Company’s evaluation of individual job performance and an assessment of the salaries and total compensation mix paid by the Company’s Peer Group to executive officers holding equivalent positions. The Company’s Peer Group is a group consisting of all public banks and thrifts in the United States with assets of $1 billion - $5 billion. The Company does not “benchmark” to the Peer Group, but rather uses the Peer Group as a general reference for purposes of comparing our executive officer salaries to other companies in the industry to determine whether the salaries are reasonable and competitive.

• Annual Incentive Compensation. Executive Annual Incentive Compensation is based on an evaluation of both individual and Company performance against quantitative measures.

• Long-term Incentive Compensation. Long-term incentive awards, which consist of stock options, are designed to insure that incentive compensation is linked to the long-term performance of the Company and its common stock and shareholder return.

Setting Executive Compensation

In setting the annual base salary and the performance goals that must be satisfied for executives to receive incentive compensation, the Company reviews executive compensation information from the Peer Group. The Company does not use a specific formula to set pay in relation to this market data. This market data is used as a tool to assess whether the Company’s executive compensation is reasonable and competitive within the industry. The Company strongly believes in retaining the best talent for all critical Company functions and this may or may not result in compensation packages that align at the median.

Salaries

The first element of the executive compensation program is salaries. The Board and the Company have directed a mix of the Company’s executive compensation that provides an opportunity for significant variation in total compensation based on performance with a proportionately lesser emphasis on salaries. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Board intends to continue this emphasis in 2007. In setting the base salary for the President and CEO and in reviewing and approving the salaries for the other executive officers, the Company first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting salaries, the Company and the Committee do not use a predetermined formula. Instead, the salaries of the President and CEO and the other executive officers are based on:

• the Board’s review of the President and CEO’s evaluation of each officer’s individual job performance, and the Board’s evaluation of the CEO’s job performance;

• an assessment of the Company’s performance;

• the perquisites provided to the CEO and other named executive officers;

• a consideration of salaries paid by the Peer Group to executive officers holding equivalent positions;

• a consideration of aggregate amount of all components of compensation paid to the President and CEO and other executive officers; and

• the complexity of the job duties of the indicated executive as compared to the perceived complexity of the duties of similar executives in other companies.

Once the base salary is set, it does not depend on the Company’s performance.

Annual Incentive Compensation

The second element of the executive compensation program is primarily the Incentive Compensation Plans. The purpose of the Company’s Incentive Compensation Plans is to motivate and reward eligible employees for their contributions to the Company’s and its bank subsidiaries’ performance by making a large portion of their cash compensation variable and dependent upon the Company’s and its bank subsidiaries’ performance. The Company annually adopts an Incentive Compensation Plan for the Company and its bank subsidiaries. For 2006, all bonuses awarded under the Incentive Compensation Plans were based on a formula which primarily considers the return on average equity of the Company and its bank subsidiaries. With respect to the targets established under the Incentive Compensation Plans, the Company believes that it is moderately difficult for the executive and the Company or its bank subsidiaries to achieve the lower target levels and very difficult for the executive and the Company or its bank subsidiaries to achieve the higher target levels. In 2006, neither the executive nor the Company met the higher targets and the Incentive Compensation paid to the named executives as a group was 35% less than it was in 2005.

With respect to Messrs. Miller and Robertson, the Company has established an annual incentive compensation plan which includes specific performance goals and business criteria based on their achievement of the net income budgets for their respective subsidiary banks (the “Alternative Incentive Plan”). However, if the payments due to Messrs. Miller and Robertson under the Incentive Compensation Plan exceed those payments due under these plans, then Messrs. Miller and Robertson are entitled to receive only the payments under the Incentive Compensation Plan. Under the Alternative Incentive Plan, targets are established that are difficult to achieve, although not as difficult as the higher target levels of the Incentive Compensation Plan. In 2006, the target levels were based on record earnings. In 2006, Mr. Miller and Mr. Robertson each participated in the Alternative Compensation Plan.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation.

Officer Stock Option Plan. The main component of the long-term incentive compensation program is the Officer Stock Option Plan. At our 1998 Annual Meeting of Shareholders, the shareholders approved the Officer Stock Option Plan. The purpose of the Officer Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. Under this plan, the Company may award options for up to 960,000 shares of the Company’s common stock to qualified officers of the Company and its subsidiaries. Each option granted under the Plan must have an exercise price of no less than the fair market value of Company’s common stock as of the date of grant. Options granted under the plan vest according to a schedule designated at the grant date. The Company does not have a program, policy or practice of timing the grant of options in coordination with the release of material nonpublic information.

Annual stock option grants for executive officers are a key element of market-competitive total compensation. In 2006, the Company did not approve any annual stock option grants for the executive officers primarily because the Company did not meet its performance targets.

Supplemental Executive Retirement Plan. In an effort to attract, reward, motivate and retain the most qualified people available, and to provide those people with a complete and reasonable compensation package, Summit Financial Group, Inc. and its affiliates have implemented an executive retirement plan with an endorsement split dollar life insurance plan for the benefit of certain executives of the Company. In this section, Company includes Summit’s bank subsidiaries.

The Plan is called the Supplemental Executive Retirement Plan and was designed to provide an annual defined retirement benefit payable for the life of the executive. These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Company’s obligations under the retirement benefit portion of this plan are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, offset all of the plan’s costs during the life of the executive and provide a complete recovery of all plan costs at the executive’s death. The Company is the sole owner of all policies.

The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer. The Company owns the policy and its entire surrender value.

For each of the Named Executive Officers (defined as the CEO, the CFO and the three most highly compensated Executive Officers other than the CEO and CFO), the annual lifetime benefits payable upon retirement at normal retirement age are as follows: H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000 Ronald F. Miller - $50,000; C. David Robertson - $50,000; and Patrick N. Frye - $125,000.

Perquisites

Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to named executive officers.

Plans Covering All Employees

Employee Stock Ownership Plan. The Company also maintains an Employee Stock Ownership Plan (ESOP) which covers substantially all employees. Any employee who is at least 21 years of age and is credited with at least 1,000 hours of service during the plan year is eligible to participate. Vesting occurs at the rate of 0% for the first year of credited service and 20% for each year thereafter. Under the provisions of the ESOP, employee participants in the ESOP are not permitted to contribute to the ESOP, rather the cost of the ESOP is borne by the Company through annual contributions in amounts determined by the Company’s Board of Directors.

401(k) Profit Sharing Plan. The Company has a defined contribution profit-sharing plan with 401(k) provisions covering substantially all employees. Any employee who is at least 21 years of age, completed one year of service, and is employed in a position requiring at least 1,000 hours of service per year is eligible to participate. Vesting of discretionary contributions occurs at the rate of 0% for the first year of credited service, and 20% per year thereafter. Under the provisions of the plan, the Company matches 100% of the participant’s salary reduction contributions, up to 4% of such participant’s compensation. These matching contributions shall be fully vested at all times. The Company may also make optional contributions at the discretion of the Company’s Board of Directors.

Potential Payments Upon Termination or Change of Control

The Company has entered into Employment Agreements with the named Executive Officers in order to ensure continuity of management of the Company and to retain the pool of talent the Company has developed in a competitive marketplace. The Board of Directors determined that such arrangements were appropriate, especially in view of the recent entry of large regional bank holding companies into West Virginia. The Agreements were not undertaken in the belief that a change of control of the Company was imminent.

Generally, the Company chose particular events for triggering payments based on the standard practice in the industry at the time the particular agreement was negotiated, the overall reasonableness of the expense to the Company associated with a particular triggering event, and whether the specific provision would have a material impact on the marketability of the Company should the Board of Directors believe a sale of the Company were in the best interest of its shareholders. The following summaries and the tables on page 40 set forth potential payments to our officers upon termination of employment or change of control of the Company under their current employment agreements and our other compensation programs.

Compensation Agreement - Mr. Maddy

On March 4, 2005, the Company entered into an Employment Agreement (the “Employment Agreement”) and a new Change in Control Agreement (the “Change in Control Agreement”) with H. Charles Maddy, III, Chief Executive Officer of Summit. The Change in Control Agreement supersedes Mr. Maddy’s Change in Control Agreement dated as of January 26, 1996.

Employment Agreement

The term of the Employee Agreement is three years, commencing on March 4, 2005, and ending on March 4, 2008. Under the terms of the Employment Agreement, Summit will review the Employment Agreement annually and may, with the approval of Mr. Maddy, extend the term of the Employment Agreement annually for additional one year periods (so that the actual term of the Employment Agreement will always be between two and three years). At its meeting on December 14, 2006, the Compensation and Nominating Committee extended Mr. Maddy’s Employment Agreement for an additional year until March 4, 2010. Mr. Maddy approved this extension.

The Employment Agreement may be terminated based on one of the following:

• By mutual agreement of the parties

• Upon the death of Mr. Maddy

• Upon the disability of Mr. Maddy

• By Summit, for cause (as defined in the Employment Agreement)

• Upon a Change of Control (as provided in the Change in Control Agreement)

• By Mr. Maddy, upon material breach by Summit

• By Mr. Maddy, based on insolvency not attributable to Mr. Maddy

Under the Employment Agreement, Mr. Maddy is entitled to certain termination payments. If Mr. Maddy is terminated by mutual agreement, then he is entitled to receive a termination payment equal to an amount agreed to by the parties. If Mr. Maddy is terminated for cause based generally on his gross negligence, then Mr. Maddy will not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy is terminated for cause based on his negligence, malfeasance, or misfeasance, then Mr. Maddy is entitled to receive his Base Salary without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy is terminated for death or disability, Mr. Maddy is entitled to three times his Base Salary. If Mr. Maddy terminates his employment based on a material breach by Summit, then Mr. Maddy is entitled to an amount equal to two times his Base Salary in effect for the year in which termination occurs without offset for compensation already paid prior to the effective date of termination. If Mr. Maddy voluntarily terminates, and there is no material breach by Summit, then Mr. Maddy does not receive a termination payment. In this case, Mr. Maddy is entitled to his Base Salary in effect for the year in which termination occurs, only for such period of his active full-time employment to the date of the termination.

If Mr. Maddy’s employment is terminated pursuant to the provisions of the Change in Control Agreement, then Mr. Maddy would be entitled to the compensation set forth in the Change in Control Agreement as described below.

Change In Control Agreement

Under the Change in Control Agreement, after a Change of Control (as defined below), Mr. Maddy is required to work for the acquiring company for a period of one year in order to facilitate management continuity and to promote an orderly transition of ownership (the “Transition Period”). Upon expiration of this Transition Period, Mr. Maddy is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. Under the Change in Control Agreement, Mr. Maddy has the option to terminate within six months of a Change of Control. In this case, Mr. Maddy would be entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

If Mr. Maddy terminates his employment after the first six months following the Change of Control, but before completion of the Transition Period, Mr. Maddy is not entitled to a severance payment under the Change in Control Agreement.

If Mr. Maddy terminates for Good Reason (as defined below) or is terminated under circumstances constituting Wrongful Termination (as defined in the Change in Control Agreement) during the Transition Period, then Mr. Maddy would be entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a Change of Control or (b) his Salary in effect on the date of termination of his Employment Agreement under the Change in Control Agreement. Mr. Maddy is also entitled to receive payment of cash incentive award, if any, under the Company’s Annual Incentive Plan and continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of thirty-six (36) months following the date of termination.

If Mr. Maddy is terminated as a result of disability or death during the Transition Period, Mr. Maddy would receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the Change of Control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

Under the Change in Control Agreement, Mr. Maddy agrees not to engage, directly or indirectly, in the business of banking in the Restricted Area (as defined in the Change in Control Agreement) for a period of three years after expiration of the Transition Period. If Mr. Maddy’s employment with Summit is terminated for any reason other than Mr. Maddy’s disability, retirement, Good Reason, or termination at Mr. Maddy’s option, Mr. Maddy agrees that for a period of one year, he will not, directly or indirectly, engage in the business of banking in the Restricted Area.

Under the Change in Control Agreement, a “Change of Control” is deemed to occur in the event of:

• a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or

• the failure, during any period of three (3) consecutive years, of individuals who at the beginning of such period constitute the Board, for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (⅔) of the directors at the beginning of the period, or

• the consummation of a “Business Combination” as defined in the Company’s Articles of Incorporation.

Under the Change in Control Agreement, Mr. Maddy may voluntarily terminate his employment for Good Reason which arises if one of the following occurs:

• a decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without the executive’s consent;

• a material reduction in the importance of the executive’s job responsibilities without his consent;

• geographical relocation of the executive without his consent, to an office more than twenty (20) miles from his location at the time of a change of control;

• failure by the Company to obtain assumption of the contract by its successor;

• failure of the Company to give notice of termination as required in the Agreement; or

• any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).

The table on page 40 summarizes the estimated payments to be made to Mr. Maddy under the Employment Agreement and the Change in Control Agreement following or in connection with any termination of employment or a “Change of Control” of the Company.

Compensation Agreements - Messrs. Miller and Robertson

On August 1, 1998, the Company entered into an Employment Agreement with Ronald Miller. The Employment Agreement was subsequently amended on July 1, 2000. On July 6, 2004, the Company entered into an Amended and Restated Employment Agreement with C. David Robertson. The Amended and Restated Employment Agreement supersedes the Employment Agreement with Mr. Robertson dated February 5, 1999, as amended on December 12, 2000. The Employment Agreement with Mr. Miller and the Amended and Restated Employment Agreement with Mr. Robertson are each referred to as the “Employment Agreement”.

Messrs. Miller and Robertson are entitled to certain termination payments under the Employment Agreements. If Messrs. Miller or Robertson are terminated not for Cause (as defined by the Employment Agreement), then the terminated executive officer is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to six (6) months of the executive’s then current annual base salary, whichever is greater.

Messrs. Miller and Robertson have change of control provisions included in their Employment Agreements. Generally, the Agreements provide severance compensation to Messrs. Miller and Robertson, if their employment should end under certain specified conditions after a change of control. Compensation is paid upon an involuntary termination following a change of control unless the executive is terminated for cause. In addition, compensation will be paid after a change of control if either of these persons voluntarily terminates employment because of:

• a decrease in the total amount of the executive’s base salary below the level in effect on the date of consummation of the change of control, without the executive’s consent;

• a material reduction in the importance of the executive’s job responsibilities without his consent;

• geographical relocation of the executive without his consent, to an office more than twenty (20) miles from his location at the time of a change of control;

• failure by the Company to obtain assumption of the contract by its successor;

• failure of the Company to give notice of termination as required in the Agreement; or

• any removal of the executive from, or failure to reelect the executive to, any position with the Company or Bank that he held immediately prior to the change of control without his prior written consent (except for good cause, death, disability or retirement).

Under the Agreements, a “Change of Control” is deemed to occur in the event of

• a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, or

• the failure, during any period of three (3) consecutive years, of individuals who at the beginning of such period constitute the Board, for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (⅔) of the directors at the beginning of the period, or

• the consummation of a “Business Combination” as defined in the Company’s Articles of Incorporation.

Messrs. Miller and Robertson severance benefits include:

• cash payment equal to their monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is eighteen (18) months after the date of consummation of the change of control;

• payment of cash incentive award, if any, under the Company’s Annual Incentive Plans; continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of eighteen (18) months following the date of termination.

The Agreements do not effect the right of the Company to terminate Messrs. Miller or Robertson or change their salary or benefits with or without good cause, prior to any change of control. However, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the Agreements and will entitle the executive to the benefits under the Agreements, absent clear and convincing evidence to the contrary.

The table on page 40 summarizes the estimated payments to be made to Messrs. Miller and Robertson under their Employment Agreements following or in connection with any termination of employment or a “Change of Control” of the Company.

Compensation Agreements - Messrs. Frye and Tissue

On January 3, 2006, the Company entered into Employment Agreements with Patrick N. Frye and Robert S. Tissue. Mr. Frye is the Chief Credit Officer of the Company and Mr. Tissue is the Chief Financial Officer of the Company. Mr. Frye’s Employment Agreement supersedes his Employment Agreement dated as of April 1, 1999, as amended. The Employment Agreements are substantially identical in all material respects.

The Employment Agreements may be terminated based on one of the following:

• Termination for Good Cause (as defined by the Employment Agreement)

• Termination Not for Good Cause (as defined by the Employment Agreement)

• Termination upon a Change of Control (as defined by the Employment Agreement).

Under the Employment Agreements, a “Change of Control” is deemed to occur in the event of:

• a change of ownership of the Company that would have to be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” and/or entity as defined by securities regulations and law (other than the Company or any Company employee benefit plan), of direct or indirect “beneficial ownership,” as defined by securities regulations and law, of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

• the failure, during any period of three (3) consecutive years, of individuals who at the beginning of such period constitute the Board of Directors of the Company, for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved by at least two-thirds (2/3) of the directors at the beginning of the period; or

• the consummation of a “Business Combination” as defined in the Company’s Articles of Incorporation.

Corporate restructuring of the Company and/or its affiliates will not be construed as a “Change of Control” absent one or more of the conditions set forth above.

Messrs. Frye and Tissue are required to perform all of the duties and responsibilities that may be assigned to each of them from time to time by the Chief Executive Officer and/or the Board of Directors of the Company. Any material changes to Messrs. Frye’s, and Tissue’s duties or obligations must have been determined by the Board of Directors and/or the Chief Executive Officer, in their reasonable discretion, to be commensurate with duties and obligations that might be assigned to other similarly-situated executive officers of the Company. No later than five (5) days after the Company materially changes Messrs. Frye’s and Tissue’s duties or obligations, Messrs. Frye and Tissue must give the Company written notice if he believes a breach of this provision has occurred, and the Company has a reasonable opportunity to cure the cause of the possible breach. Failure by Messrs. Frye and Tissue to give the required notice constitutes a waiver of his rights to claim a breach of this provision arising from the specific duties or obligations then at issue. If it is determined through arbitration that the Company breached this provision, then any damages received by Messrs. Frye and Tissue are limited to the amount Messrs. Frye and Tissue would be entitled to had he been terminated not for Good Cause (as defined in the Employment Agreement).

Messrs. Frye and Tissue are entitled to certain termination payments under the Employment Agreements. If Messrs. Frye or Tissue are terminated not for Good Cause (as defined by the Employment Agreement), then the terminated executive officer is entitled to a payment from the Company equal to the base salary compensation set forth in the Employment Agreement for the remaining term of the Employment Agreement or severance pay equal to 100% of his then current annual base salary, whichever is greater.

If Messrs. Frye’s or Tissue’s employment is terminated upon a Change of Control, then the terminated executive officer would be entitled to compensation under certain circumstances. If Messrs. Frye or Tissue terminates for Good Reason (as defined in the Employment Agreement) or are terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer would be entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of Change of Control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary.

Under the Change of Control provisions, Messrs. Frye and Tissue have the option to terminate within six months of a Change of Control in the Employment Agreement. In this case, the executive officer would be entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement).

The table on page 40 summarizes the estimated payments to be made to Messrs. Frye and Tissue under their Employment Agreements following or in connection with any termination of employment or a “Change of Control” of the Company.

Evaluation of Executive Performance

The Company does not usually rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the President and CEO and the Company’s other Named Executive Officers. Instead, the Company considers:

• management’s overall accomplishments;

• the accomplishments of the individual executives;

• the Company’s financial performance; and

• other criteria discussed below with respect to the President and CEO.

We believe our compensation decisions are in the best interests of our Company and our shareholders for many reasons including:

• We have a strong management team with a proven record of performance. The Company has shown strong earnings and asset growth in recent years. The only notable exception during this period has been the performance of the mortgage company in 2006.

• We have a reasonably young, yet experienced group of executives who we believe will provide the strong management necessary to maximize shareholder return.

• We believe that our incentive compensation plans effectively promote the Company’s philosophy of pay for performance. For example, incentive compensation for Messrs. Maddy, Frye and Tissue was significantly reduced in 2006 due to the substandard performance of the mortgage company. Messrs. Robertson and Miller’s incentive compensation was not affected because their incentive compensation is directly tied to the performance of the operating banks for which they are responsible.

The Company strongly believes in “pay for performance” and will continue to monitor its compensation arrangements to ensure that executive pay directly correlates with the performance of the Company. The Company is committed to the retention of strong management and will continue to focus heavily on its compensation philosophy and principles as it evaluates the total compensation of its executive officers.

Compensation of Named Executive Officers

Applying our compensation principles and philosophy, the Company analyzed the compensation arrangements of its named executives, and believes that the total compensation paid to its executive officers is appropriate and reasonable.

The Company made the following decisions with respect to its named executive officers, other than the CEO, Mr. Maddy:

• A performance based increase of 7.1% in the salary of Mr. Tissue and 3.75% in the salary of Mr. Frye for their increasingly significant contribution to the overall management of the Company. The Company also increased the opportunity in 2007 for Messrs. Tissue and Frye to earn incentive compensation based on the performance targets established by the Company under the Incentive Compensation Plan. The Company did not award stock options to Mr. Tissue or Mr. Frye due to the disappointing performance of the Company’s stock in 2006 and the underperformance of the Company’s mortgage company in 2006.

• An increase in salary of 3.9% for Messrs. Robertson and Miller to account for inflation as required by their employment contracts. The Company did not award stock options to Messrs. Robertson and Miller due to the disappointing performance of the Company’s stock in 2006. Messrs. Robertson and Miller will continue to participate in the Alternative Incentive Compensation plan or the Incentive Compensation plan under the conditions described in the section above entitled Annual Incentive Compensation.

Compensation of the President and CEO

Applying our compensation philosophy and principles, the Company made the following decisions with respect to Mr. Maddy’s compensation for 2006:

• A cost of living salary increase of 3.3% for Mr. Maddy with a continuation of the Incentive Compensation Plan during 2007. The Company did not award any stock options to Mr. Maddy due to the disappointing performance of the Company’s stock in 2006 and the underperformance of the Company’s mortgage company in 2006. The Company believes Mr. Maddy is a strong and marketable leader and the Company desires to retain Mr. Maddy on a long- term basis. Accordingly, the Company renewed Mr. Maddy’s contract and continued all other elements of compensation set forth in the compensation tables.

Conclusion

The Company has reviewed all components of the compensation of the named executive officers including salary, bonus, equity and long-term incentive compensation, accumulated, realized and unrealized stock option gains, the dollar value of all perquisites and other personal benefits and projected payout obligations under various termination scenarios. Based on this review, the Company finds that the total compensation in the aggregate for each of the named executive officers is reasonable and not excessive.

Attracting and retaining talented and motivated management and employees is essential to create long-term shareholder value. Offering a competitive performance based compensation program helps to achieve this objective by aligning the interests of the CEO and the other Named Executive Officers with those of shareholders. We believe the Company’s 2006 compensation met those objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth the compensation of the Company’s Chief Executive Officer and Chief Financial Officer and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who earned $100,000 or more in salary and bonus for the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compen-sation(2)	Non-qualified Deferred Compen-sation Earnings(3)	All Other Compen-sation(4)	Total
H. Charles Maddy, III President and Chief Executive Officer - Summit Financial Group	2006	$375,000	-	-	-	$58,786	$15,646	$42,500	$491,932
Robert S. Tissue Senior Vice President and Chief Financial Officer - Summit Financial Group	2006	$155,000	-	-	-	$34,836	$4,840	$17,050	$211,726
Patrick N. Frye Senior Vice President and Chief Credit Officer - Summit Financial Group	2006	$160,000	-	-	-	$34,836	$7,444	$28,850	$231,130
C. David Robertson President and Chief Executive Officer -Summit Community Bank	2006	$177,000	-	-	-	$75,000	$41,878	$37,401	$331,279
Ronald F. Miller President and Chief Executive Officer - Shenandoah Valley National Bank	2006	$177,000	-	-	-	$134,147	$41,187	$30,720	$383,054

(1)
Bonuses for prior years were previously reported in this column. Under current reporting rules, however, only purely discretionary or guaranteed bonuses are disclosed in this column. We award bonuses solely based on our achievement of certain performance targets. Accordingly, bonus amounts are reported in the Non-Equity Incentive Plan Compensation column.

(2)
The amounts in this column relate to awards granted under the Company’s Incentive Compensation Plans. The plans and awards are discussed in the Compensation Discussion and Analysis section and in the footnotes to the table on page 33 of this proxy statement entitled Grants of Plan-Based Awards.

(3)
The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the Supplemental Executive Retirement Plan. The net present value of the retirement benefits as of December 31, 2005 and 2006 used to calculate the net change in benefits were determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our Supplemental Executive Retirement Plan is included under the heading “Pension Benefits.”  We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected above.

(4)
This amount includes payments made to the Company’s 401(k) Profit Sharing Plan and ESOP on behalf of Mr. Maddy ($25,125), Mr. Tissue ($17,050), Mr. Frye ($17,600), Mr. Robertson ($19,470), and Mr. Miller ($19,470). The amount also includes fees paid to Mr. Maddy ($17,375), Mr. Frye ($11,250), Mr. Robertson ($6,250), and Mr. Miller ($11,250) as members of the Company’s and its subsidiary banks’ Boards of Directors. This amount also includes perquisites and personal benefits for Mr. Robertson, which includes the fair lease value of personal use of company provided automobile, country club membership dues, premium value of SERP split dollar life insurance, and personal executive and spousal expenses while accompanying executive on business travel. No other executives received perquisites in excess of $10,000.

Total cash compensation, as measured by salary and non-equity incentive plan compensation, is based on the Company’s performance as well as employee performance and certain other factors as described in the section entitled “Compensation Discussion and Analysis.” For the named executive officers, total cash compensation as a percentage of total compensation is as follows: Mr. Maddy - 88.18%; Mr. Tissue - 89.66%, Mr. Frye - 84.30%, Mr. Robertson 76.07%; and Mr. Miller - 81.23%. The percentage of total cash compensation to total compensation for the named executive officers reflects the emphasis that is placed on cash compensation.

A description of the employment agreements with the named Executive Officers is set forth in the Section entitled “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (S/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)(3)	Target ($)(4)	Maxi- mum ($)(5)	Thres-hold ($)	Target ($)	Maxi-mum ($)
H. Charles Maddy, III	12/14/06	$97,000	$143,000	N/A	-	-	-	-	-	-	-
Robert S. Tissue	12/14/06	$66,000	$98,000	N/A	-	-	-	-	-	-	-
Patrick N. Frye	12/14/06	$66,000	$98,000	N/A	-	-	-	-	-	-	-
C. David Robertson(7)	12/14/06	$34,000	$34,000	N/A	-	-	-	-	-	-	-
Ronald F. Miller(7)	12/14/06	$12,000	0 (6)	N/A	-	-	-	-	-	-	-

(1) The Company annually adopts an Incentive Compensation Plan for the Company and each subsidiary bank. On December 14, 2006, the Company adopted the plans for 2007 and set the goals that will need to be achieved in order for the Company's named executive officers to be eligible for annual incentive compensation for 2007.

(2) For 2007, all bonuses under the Incentive Compensation Plans will be based on a formula which primarily considers the return on average equity of the Company and its bank subsidiaries. In estimating the future payouts under the Incentive Compensation Plans for purposes of the disclosures in the above table, the Company assumed that the average equity (used in the calculation for determining return on average equity of the Company and subsidiaries) for 2007 equals equity at December 31, 2006. With respect to the targets established under the Incentive Compensation Plans applicable to each named executive officer except Mr. Miller, the Company believes that it is moderately difficult for the executive and the Company to achieve the lower target levels and very difficult for the executive and the Company to achieve the higher target levels. All of the target levels established under the Incentive Compensation Plan applicable to Mr. Miller are very difficult for Mr. Miller and Shenandoah Valley National Bank to achieve.

(3) The amounts in the column labeled “threshold” are calculated using the minimum return on equity for the Company or each subsidiary that must be reached in order for each named executive officer to receive compensation under the applicable plan.

(4) The amounts in the column labeled “target” are calculated using the budgeted return on equity for the Company or each subsidiary bank, as applicable to each named executive officer.

(5) The Incentive Compensation Plans have no proscribed maximum. After the Company reaches a minimum return on equity, the annual incentive payment to each named executive officer is based on a percentage of earnings over a certain amount.

(6) The formula for determining annual incentive compensation applicable to Mr. Miller takes into account the return on equity of Shenandoah Valley National Bank. The Company does not anticipate that Mr. Miller will earn the target level of annual incentive compensation because the budgeted return on equity for Shenandoah Valley National Bank (which is the amount on which the target is based) is less than the percentage of return on equity that is needed to reach the threshold.

(7) With respect to Messrs. Miller and Robertson, the Company has established an annual incentive compensation plan which includes specific performance goals and business criteria based on their achievement of the net income budgets for their respective subsidiary banks (the “Alternative Incentive Plan”). However, if the payments due to Messrs. Miller and Robertson under the Incentive Compensation Plan exceed those payments due under these plans, then Messrs. Miller and Robertson are entitled to receive only the payments under the Incentive Compensation Plan. Under the Alternative Incentive Plan, targets are established that are difficult to achieve, although not as difficult as the higher target levels of the Incentive Compensation Plan. The estimated future payouts to Messrs. Miller and Robertson under the Alternative Incentive Plan are as follows:

Name	Grant Date	Estimated Future Payouts Under Alternative Incentive Plan
		Threshold ($)	Target ($)	Maximum ($)
C. David Robertson	12/14/06	$75,000	$75,000	$250,000
Ronald F. Miller	12/14/06	$75,000	$75,000	$250,000

Outstanding Equity Awards at December 31, 2006

The following table shows outstanding stock option awards classified as exercisable and unexercisable held as of December 31, 2006, by the Company’s named executive officers.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares Or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
H. Charles Maddy, III	1,600 4,800 4,800 4,800 1,600 1,600 1,600 1,600 1,600 1,200 1,200 1,200 1,200 1,200 1,400 1,400 1,400 1,400 - 2,400 2,400 2,400 - - 2,400 2,400 2,400 2,400 2,400 15,000	- - - - - - - - - - - - - - - - - - 1,400(1) - - - 2,400(2) 2,400(3) - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

$ 5.21

$ 5.21

$ 5.21

$ 5.21

$ 4.63

$ 4.63

$ 4.63

$ 4.63

$ 4.63

$ 5.95

$ 5.95

$ 5.95

$ 5.95

$ 5.95

$ 9.49

$ 9.49

$ 9.49

$ 9.49

$ 9.49

$ 17.79

$ 17.79

$ 17.79

$ 17.79

$ 17.79

$ 25.93

$ 25.93

$ 25.93

$ 25.93

$ 25.93

$ 24.44

02/26/2010

02/26/2011

02/26/2012

02/26/2013

02/26/2010

02/26/2011

02/26/2012

02/26/2013

02/26/2014

10/26/2012

10/26/2013

10/26/2014

10/26/2015

10/26/2016

12/06/2013

12/06/2014

12/06/2015

12/06/2016

12/06/2017

12/12/2014

12/12/2015

12/12/2016

12/12/2017

12/12/2018

12/07/2015

12/07/2016

12/07/2017

12/07/2018

12/07/2019

12/06/2015
						- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
Robert S. Tissue	3,600 4,800 4,800 4,800 800 800 800 800 800 800 800 800 800 800 880 880 880 880 - 1,400 1,400 1,400 - - 1,600 1,600 1,600 1,600 1,600 10,000	- - - - - - - - - - - - - - - - - - 880(1) - - - 1,400(2) 1,400(3) - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

$ 5.21

$ 5.21

$ 5.21

$ 5.21

$ 4.63

$ 4.63

$ 4.63

$ 4.63

$ 4.63

$ 5.95

$ 5.95

$ 5.95

$ 5.95

$ 5.95

$ 9.49

$ 9.49

$ 9.49

$ 9.49

$ 9.49

$ 17.79

$ 17.79

$ 17.79

$ 17.79

$ 17.79

$ 25.93

$ 25.93

$ 25.93

$ 25.93

$ 25.93

$ 24.44

02/26/2010

02/26/2011

02/26/2012

02/26/2013

02/26/2010

02/26/2011

02/26/2012

02/26/2013

02/26/2014

10/26/2012

10/26/2013

10/26/2014

10/26/2015

10/26/2016

12/06/2013

12/06/2014

12/06/2015

12/06/2016

12/06/2017

12/12/2014

12/12/2015

12/12/2016

12/12/2017

12/12/2018

12/07/2015

12/07/2016

12/07/2017

12/07/2018

12/07/2019

12/06/2015
						- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Patrick N. Frye	800 800 800 800 880 880 880 880 - 1,200 1,200 1,200 - - 1,600 1,600 1,600 1,600 1,600 10,000	- - - - - - - - 880(1) - - - 1,200(2) 1,200(3) - - - - - -	- - - - - - - - - - - - - - - - - - - -	$ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 24.44

10/26/2013

10/26/2014

10/26/2015

10/26/2016

12/06/2013

12/06/2014

12/06/2015

12/06/2016

12/06/2017

12/12/2014

12/12/2015

12/12/2016

12/12/2017

12/12/2018

12/07/2015

12/07/2016

12/07/2017

12/07/2018

12/07/2019

12/06/2015
						- - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - -
C. David Robertson	- 1,200 1,200 1,200 - - 1,200 1,200 1,200 1,200 1,200 6,000	880(1) - - - 1,200(2) 1,200(3) - - - - - -	- - - - - - - - - - - -	$ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $24.44	12/06/2017 12/12/2014 12/12/2015 12/12/2016 12/12/2017 12/12/2018 12/07/2015 12/07/2016 12/07/2017 12/07/2018 12/07/2019 12/06/2015	- - - - - - - - - - - -	- - - - - - - - - - - -	- - - - - - - - - - - -	- - - - - - - - - - - -

Ronald F. Miller	1,600 1,600 1,600 1,600 1,600 800 800 800 800 800 880 880 880 880 - 1,200 1,200 1,200 - - 1,200 1,200 1,200 1,200 1,200 6,000	- - - - - - - - - - - - - - 880(1) - - - 1,200(2) 1,200(3) - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - -	$ 5.21 $ 5.21 $ 5.21 $ 5.21 $ 5.21 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 5.95 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 9.49 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 17.79 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $ 25.93 $24.44

02/26/2009

02/26/2010

02/26/2011

02/26/2012

02/26/2013

10/26/2012

10/26/2013

10/26/2014

10/26/2015

10/26/2016

12/06/2013

12/06/2014

12/06/2015

12/06/2016

12/06/2017

12/12/2014

12/12/2015

12/12/2016

12/12/2017

12/12/2018

12/07/2015

12/07/2016

12/07/2017

12/07/2018

12/07/2019

12/06/2015
					- - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - -	- - - - - - - - - - - - - - - - - - - - - - - - - -

The vesting dates of the unexercisable options in the above table are as follows:

	Expiration Date	Vesting Date
(1)	12/06/2017	12/06/2007
(2)	12/12/2017	12/12/2007
(3)	12/12/2018	12/12/2008

Options Exercises and Stock Vested During 2006

The following table summarizes information with respect to stock option awards exercised during 2006 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Charles Maddy, III	-	-	-	-
Robert S. Tissue	-	-	-	-
Patrick N. Frye	-	-	-	-
C. David Robertson	3,360	$ 36,610	-	-
Ronald F. Miller	8,000	$ 122,960	-	-

(1)	Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

Pension Benefits

The following table discloses the years of credited service of, present single-sum value of the accrued benefits for, and payments during the last fiscal year to the named executive officers under the Company’s Supplemental Executive Retirement Plan (the “SERP”).

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
H. Charles Maddy, III	SERP	7	$139,000	-
Robert S. Tissue	SERP	4	$58,000	-
Patrick N. Frye	SERP	4	$101,000	-
C. David Robertson	SERP	6	$197,000	-
Ronald F. Miller	SERP	6	$202,000	-

(1) The years of credited service under the Company’s Supplemental Executive Retirement Plan begin on the effective date of the individual agreement with each named executive officer. Each individual agreement was executed after the date of each named executive officer’s initial employment.

(2) The material assumptions applied in quantifying the present value of the current accrued benefits include the use of a 7% discount rate and an age of death using the 2000 U.S. Life Mortality Table.

The Company and its affiliates have implemented the Supplemental Executive Retirement Plan with an endorsement split dollar life insurance plan for the benefit of certain executives of the Company and its affiliates. The Supplemental Executive Retirement Plan (the “SERP”) is designed to provide an annual defined retirement benefit payable for the life of the executive. These benefits, when added to the retirement benefits that will be provided by the Company’s 401(k) Profit Sharing Plan, Employee Stock Ownership Plan, and social security, will provide each executive with benefit levels comparable to other Company employees when measured as a percentage of salary at the time of retirement.

The Company’s obligations under the retirement benefit portion of this plan are unfunded; however, the Company has purchased life insurance policies on each insurable executive that are actuarially designed to offset the annual expenses associated with the plan and will, given reasonable actuarial assumptions, offset all of the plan’s costs during the life of the executive and provide a complete recovery of all plan costs at the executive’s death. The Company is the sole owner of all policies.

The life insurance benefit for each insurable officer is being provided by an Endorsement Split Dollar Plan whereby the Company endorses a specified percentage of the net-at-risk life insurance portion of a policy (total death benefit less cash value of policy) on the life of each officer for payment to the designated beneficiary of that officer. The Company owns the policy and its entire surrender value.

For each of the named executive officers, the annual lifetime benefits payable upon retirement at normal retirement age are as follows: H. Charles Maddy, III - $175,000; Robert S. Tissue - $125,000 Patrick N. Frye - $125,000; C. David Robertson - $50,000; and. Ronald F. Miller - $50,000.

Estimated Payments upon Termination

The following tables summarize potential estimated payments to our Named Executive Officers under existing Summit contracts, agreements, plans or arrangements for various scenarios involving termination of employment due to: voluntary resignation, termination for good cause, termination without good cause, death, disability, or change in control of the Company. The below information is as of December 31, 2006, and does not include benefits other Company employees would typically receive in the event of similar circumstances.

Estimated Payments upon Termination Due to:
Name	Voluntary Resignation (1)	Termination for Good Cause (2)	Termination Not For Good Cause (3)	Death (4)	Disability (5)	Change in Company Control (6)
H. Charles Maddy, III	$ 136,000	$ -	$ 886,000	$ 2,345,000	$ 1,261,000	$ 1,845,000
Robert S. Tissue	$ 46,000	$ -	$ 394,000	$ 1,055,000	$ 46,000	$ 845,000
Patrick N. Frye	$ 63,000	$ -	$ 430,000	$ 1,201,000	$ 63,000	$ 974,000
C. David Robertson	$ 212,000	$ -	$ 655,000	$ 586,000	$ 212,000	$ 544,000
Ronald F. Miller	$ 212,000	$ -	$ 655,000	$ 636,000	$ 212,000	$ 779,000

(1)	Amounts payable upon voluntary resignation consist of lump sum payment equal to the current present value of the vested SERP benefit for each applicable NEO.

(2)
With respect to Mr. Maddy, above illustration of termination for good cause assumes an act of “gross negligence”. In the event of an act of “simple negligence”, Mr. Maddy would receive 1 times his current annual base salary ($375,000).

(3)
In the event of termination not for good cause, each NEO receives a lump sum payment equal to the current present value of their respective vested SERP benefit. In addition, Mr. Maddy would receive a payment equal to 2 times his current base salary. Mr. Tissue and Mr. Frye would receive a payment equal to the greater of one year’s base salary or the total base salary for the remainder of their respective employment agreements. Mr. Robertson and Mr. Miller would receive a payment equal to the greater of 6 month’s of their base salary or the total base salary for the remainder of their respective employment agreements. Mr. Tissue and Mr. Frye also receive their Company automobile. Conditions and obligations to the receipt of payments not for good cause are described in the Compensation Discussion and Analysis, which begins on page 19.

(4)
Upon death, each NEO’s designated beneficiary would receive the NEO’s respective SERP split dollar life insurance death benefit and a lump sum payment equal to the current present value of their vested SERP benefit. In addition, Mr.Maddy’s designated beneficiary would receive 3 times his current annual base salary and his family would receive continuation of their health insurance coverage benefits on the same terms as they previously received for 1 year.

(5)
With respect to termination payments made in the event of disability, Mr. Maddy would receive 3 times his current annual base salary plus a lump sum payment equal to the current present value of his vested SERP benefit. Conditions and obligations to the receipt of this payment are described in the Compensation Discussion and Analysis, Compensation Agreement - Mr. Maddy on page 23. The other NEO’s would receive a lump sum payment equal to the current present value of their respective vested SERP benefit.

(6)
Illustration of payments in the event of termination due to a change in Company control assumes a scenario whereby the maximum estimated potential payments with respect to each NEO are payable. Such payments would consist of:

Estimated Payments upon Termination in Event of a Change in Company Control
Name	Severance	Value of Accelerated Vesting of Stock Options	Present Value of Accelerated SERP Benefits	Continuation of Health Insurance Benefits (a)	Value of Company Automobile	Estimated Tax Gross Up (b)	Total
H. Charles Maddy, III (c)	$ 1,125,000	$ 37,000	$ 253,000	$ 27,000	$ -	$ 403,000	$ 1,845,000
Robert S. Tissue (d)	$ 418,000	$ 23,000	$ 184,000	$ 13,000	$ 38,000	$ 169,000	$ 845,000
Patrick N. Frye (d)	$ 433,000	$ 22,000	$ 250,000	$ 18,000	$ 47,000	$ 204,000	$ 974,000
C. David Robertson (e)	$ 381,000	$ 22,000	$ 141,000	$ -	$ -	$ -	$ 544,000
Ronald F. Miller (e)	$ 442,000	$ 22,000	$ 141,000	$ 9,000	$ -	$ 165,000	$ 779,000

(a)
In the event of termination in the event of a change in Company control, each NEO would receive continuation of their health insurance coverage benefits on the same terms as they previously received for the following terms: Mr. Maddy - 3 years; Mr. Tissue and Mr. Frye -- 2 years; and, Mr. Robertson and Mr. Miller - 18 months.

(b)	The estimated tax gross up is based on the 20% excise tax, grossed up for taxes, on the amount of severance and other benefits above each NEO’s average five-year W-2 earnings multiplied by 2.99.

(c)
There are five (5) scenarios under which Mr. Maddy may be terminated and paid severance under his Change of Control Agreement. The amount disclosed in the severance column in the above table represents the amount of severance under scenarios one, four and five described below. The five scenarios are as follows:

• Under the first scenario, if Mr. Maddy works for the acquiring company for a period of one year (the “Transition Period”), then upon expiration of the Transition Period, he is entitled to receive a payment equal to three times the greater of (a) his Salary (as defined in the Agreement) in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

• Under the second scenario, if Mr. Maddy terminates his employment within six months of a change of control, then he is entitled to a lump sum payment equal to seventy-five percent (75%) of the greater of (a) his Salary in effect immediately prior to the date of consummation of the change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement. The amount of severance under this scenario is $281,000.

• Under the third scenario, if Mr. Maddy terminates his employment after the first six months following the change of control, but before completion of the Transition Period, then he is not entitled to a severance payment under the Change in Control Agreement.

• Under the fourth scenario, if Mr. Maddy terminates for Good Reason (as defined in the Compensation Discussion and Analysis, which begins on page 19) or is terminated under circumstances constituting wrongful termination, then he is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

• Under the fifth scenario, if Mr. Maddy is terminated as a result of disability or death, Mr. Maddy is entitled to a payment equal to three times the greater of (a) his Salary in effect immediately prior to the date of consummation of a change of control or (b) his Salary in effect on the date of termination of his employment under the Change in Control Agreement.

(d)
There are two (2) scenarios under which Messrs. Tissue and Frye may be terminated and paid severance under the change of control provisions in each of their Employment Agreements. The two scenarios are as follows:

•  If Messrs. Frye or Tissue are terminated for Good Reason (as defined in the Employment Agreement) or are terminated under circumstances constituting Wrongful Termination (as defined in the Employment Agreement), then the terminated executive officer is entitled to a payment equal to his Salary (as defined in the Employment Agreement) multiplied by the number of months between the effective date of termination and the date that is twenty four (24) months after the date of consummation of change of control, provided in no event shall the executive officer receive a lump sum payment that is less than 100% of his Salary. The amount in the severance column in the above table represents the severance amount under this scenario.

• If Messrs. Frye and Tissue terminate within six months of a change of control, the terminated executive officer is entitled to a lump sum payment equal to seventy-five percent (75%) of his Salary in effect immediately prior to the date of consummation of the Change of Control (as defined in the Employment Agreement). The amount of severance under this scenario is $157,000 for Mr. Tissue and $162,000 for Mr. Frye.

(e)
If Messrs. Robertson and Miller employment are involuntarily terminated or they voluntarily terminate their employment for the reasons described in the Compensation Discussion and Analysis, which begins on page 19, then they are entitled to severance equal to their monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is eighteen (18) months after the date of consummation of the change of control.

Director Compensation 2006

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation ($)(4)	Total ($)
Frank A. Baer, III	$ 10,275	-	-	-	-	-	$ 10,275
Oscar M. Bean	$ 32,825	-	-	-	-	-	$ 32,825
Dewey F. Bensenhaver	$ 13,625	-	-	-	-	-	$ 13,625
James M. Cookman	$ 11,450	-	-	-	-	-	$ 11,450
John W. Crites	$ 17,020	-	-	-	-	-	$ 17,020
James P. Geary	$ 7,450	-	-	-	-	-	$ 7,450
Thomas J. Hawse, III	$ 17,375	-	-	-	-	-	$ 17,375
Phoebe F. Heishman	$ 14,600	-	-	-	-	-	$ 14,600
Gary L. Hinkle	$ 17,875	-	-	-	-	-	$ 17,875
Gerald W. Huffman	$ 12,950	-	-	-	-	-	$ 12,950
Duke A. McDaniel	$ 11,875	-	-	-	-	-	$ 11,875
G. R. Ours, Jr.	$ 12,600	-	-	-	-	-	$ 12,600
Charles S. Piccirillo	$ 16,800	-	-	-	-	-	$ 16,800

(1) (1)Harold K. Michael was a director of the Company’s Board of Directors until February 10, 2006. Mr. Michael did not receive any fees as a director during 2006 because Mr. Michael did not attend any meetings in 2006.

(2) (2)Directors of the Company received $1,000 per board meeting attended in 2006. Non-employee Directors of the Company who serve on the Company’s Audit and Compliance Committee and Compensation and Nominating Committee received $750 for each meeting attended. Non-employee Directors serving on other Company Committees received $150 per committee meeting attended. Included in Mr. Bean’s fees is the fee for serving as Chairman of the Board of Directors.

Members of the Board of Directors of the subsidiaries of the Company are paid an annual retainer fee based on the asset size of each subsidiary bank as of December 31st of the prior year and receive $125 for each meeting attended and $100 for each committee meeting attended. All of the members of the Board of Directors of the Company are also members of the Board of Directors of a bank subsidiary of the Company except Mr. Geary. Accordingly, all of the Directors of the Company except Mr. Geary receive fees from a bank subsidiary of the Company, which are included in the above table. In addition, Mr. Maddy is a member of the Board of Directors of each subsidiary bank of the Company and as such receives fees from each bank subsidiary. Messrs. Robertson, Frye and Miller are also members of a subsidiary bank of the Company and receive fees for service. The fees received by Messrs. Maddy, Robertson, Frye and Miller are included in the Summary Compensation Table under “All Other Compensation”.

If an individual is a member of the Board of Directors of the Company or any of its subsidiaries and is also an employee of the Company or any of its subsidiaries, then such director will be paid the retainer fees and the fees for each board meeting attended as set forth above; however, such director will not be paid the fees for each committee meeting attended.

(3) (3)Pursuant to the Summit Directors’ Deferral Plan, the Company’s Directors may elect to defer their retainer, meeting and committee fees earned. The Company invests amounts equating to the deferrals of each participating director in phantom investments in various mutual funds and Company stock. Benefits payable to participant directors at retirement under the Plan will equate to the then current value of the individual investments. The Company’s subsidiaries have similar deferral plans for their directors.

On December 30, 2005, the Company and its subsidiaries amended the Directors’ Deferral Plans (the “Plans”) to conform the Plans to administrative guidance and the regulations issued by the Internal Revenue Service under Section 409A of the Internal Revenue Code. The Company has not provided above-market or preferential earnings on any non-qualified deferred compensation and, accordingly, no such amounts are reflected in the above table.

(4) (4)Certain members of the Company’s Board of Directors receive health insurance coverage under the Company’s health insurance plan. This benefit is only available for directors originally elected to the Board prior to 1994. For those still receiving health insurance coverage, such coverage will be eliminated upon their retirement. The amount of the coverage provided did not exceed $10,000 for any one director.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The Compensation and Nominating Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation and Nominating Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND NOMINATING COMMITTEE

Oscar M. Bean

Dewey F. Bensenhaver

John W. Crites

James P. Geary

Phoebe F. Heishman

Gary L. Hinkle

Thomas J. Hawse, III

Charles S. Piccirillo

EXECUTIVE OFFICERS

The names of the Executive Officers of Summit Financial Group, Inc. as of March 10, 2007, the present position and business position of such officers and the number of shares of Common Stock of the Company beneficially owned by such Executive Officers are as follows:

Name and Age as of the May 17, 2007 Meeting Date	Position, Principal Occupation and Business Experience	Amount of Beneficial Ownership of Shares of Common Stock as of March 10, 2007
		Shares	%
H. Charles Maddy, III ...……44	Director of Summit Financial Group since 1993. President and CEO of Summit Financial Group since 1994. Director of the Federal Home Loan Bank of Pittsburgh (“FHLB”) since 2002, Chairman of the FHLB Audit Committee. Chairman of Summit Community Bank Board of Directors since 2002.	95,648(1)	1.31%
Robert S. Tissue…………….43	Senior Vice President and Chief Financial Officer of Summit Financial Group since 1998.	67,381(2)	*
Patrick N. Frye...……………48

Director of Summit Financial Group since 2000. Senior Vice President and Chief Credit Officer of Summit Financial Group, Inc., since December, 2003. President and CEO of Summit Community Bank from 1998 to 2004.
		35,999(3)	*
C. David Robertson…….......63	President and Chief Executive Officer of Summit Community Bank since 1999.	41,537(4)	*
Ronald F. Miller ……………63	Director of Summit Financial Group since 1998. President and CEO of Shenandoah Valley National Bank since 1998.	44,768(5)	*
Scott C. Jennings……………45	Senior Vice President and Chief Operating Officer of Summit Financial Group since 2000. Vice President and Director of Technology and Loan Administration of Summit Financial Group, 1999 - 2000.	38,825(6)	*
Douglas T. Mitchell…...……43	Senior Vice President and Chief Banking Officer of Summit Financial Group since September, 2005. Senior Vice President of SunTrust Bank 2002-2005. Area Vice President of Chevy Chase Bank 2000-2002.	14,000(7)	*

(1) Includes 1,672 shares owned by spouse, 18,144 fully vested shares held in Company’s ESOP and exercisable stock options for 69,800 shares; 2,768 shares are pledged as collateral.
(2) Includes 3,593 fully vested shares held in Company’s ESOP and exercisable stock options for 51,720 shares.
(3) Includes 3,687 fully vested shares held in Company’s ESOP and exercisable stock options for 28,320 shares; 3,992 shares are pledged as collateral.
(4) Includes 1,670 shares owned by spouse, 4,267 fully vested shares held in Company’s ESOP and exercisable stock options for 15,600 shares.
(5) Includes 5,178 fully vested shares held in Company’s ESOP and exercisable stock options for 31,120 shares.
(6) Includes 8,905 fully vested shares held in Company’s ESOP and exercisable stock options for 29,720 shares.
(7) Includes exercisable stock options for 10,000 shares.

PRINCIPAL SHAREHOLDER

The following table lists each shareholder of Summit who is the beneficial owner of more than 5% of Summit’s common stock as of March 10, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Common Stock	John W. Crites P. O. Box 867 Petersburg, WV 26847	548,316(1)	7.49%

(1) Includes 191,240 shares owned by Allegheny Wood Products, Inc. of which Mr. Crites is Chairman.

REQUIREMENTS, INCLUDING DEADLINE FOR SUBMISSION
OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND
OTHER BUSINESS OF SHAREHOLDERS

Under our Articles of Incorporation, certain procedures are provided which a shareholder must follow to nominate persons for election as Directors. These procedures provide that nominations for Directors at an annual meeting of shareholders must be submitted in writing to the President of the Company at P. O. Box 179, 300 North Main Street, Moorefield, West Virginia 26836. The nomination must be received no later than:

• thirty (30) days in advance of an annual meeting if at least thirty (30) days prior notice is provided; or

• five (5) days following the day on which the notice of meeting is mailed if less than thirty (30) days notice is given.

The nomination must contain the following information about the nominee and notifying shareholder:

• name of the nominee;

• address of the nominee;

• principal occupation of the nominee;

• the number of shares of common stock held by the notifying shareholder; and

• the name and address of the notifying shareholder.

The chairman of the meeting may refuse to acknowledge the nomination of any person, if not in compliance with the foregoing procedures.

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

Under the rules of the SEC, shareholder proposals intended to be presented at the Company’s 2008 Annual Meeting of Shareholders must be received by us, Attention: Secretary, at our principal executive offices by December 10, 2007, for inclusion in the proxy statement and form of proxy relating to that meeting.

Stock Transfers

Current market quotations for the common stock of Summit Financial Group, Inc. are available on The NASDAQ SmallCap Market under the symbol “SMMF”.

ANNUAL REPORT

The annual report of the Company for the year ended December 31, 2006, is being mailed concurrently with this Proxy Statement.

The financial statements and other information to be delivered with this Proxy Statement constitute the annual disclosure statement as required by 12 C.F.R. 18.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2006. Requests for copies of such report should be directed to Julie R. Cook, Vice President, Chief Accounting Officer, Summit Financial Group, Inc., P. O. Box 179, Moorefield, West Virginia 26836, or e-mail jcook@summitfgi.com.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors,

April 10, 2007

Appendix A

COMPENSATION AND NOMINATING COMMITTEE CHARTER

I. Membership Requirements

The Compensation and Nominating Committee of the Board of Directors of Summit Financial Group, Inc. (the “Company”) shall consist of a minimum of four directors. These should include the chair of the Audit and Executive Committees. Members of the committee shall be appointed and may be removed by the Board of Directors. All members of the committee shall be independent directors as determined by the Company’s Board of Directors in accordance with the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”) and the Securities and Exchange Commission (“SEC”). If the committee is comprised of at least three (3) members, one director who is not independent and who is not a current officer or employee or a Family Member (as such term is defined by NASDAQ in its Marketplace Rules), may be a member of the committee if the Company’s Board of Directors determines that such individual’s membership on the committee is required by the best interests of the Company and its shareholders and the Board of Directors discloses, in the proxy statement for the next annual meeting subsequent to such determination, the nature and relationship and the reasons for the determination. A member appointed under this exception may not serve longer than two (2) years.

II. Purpose and Duties and Responsibilities Relating to Nomination of Directors

One purpose of the committee shall be to assist the Board in identifying qualified individuals to become Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines.

In furtherance of this purpose, the committee shall have the following duties and responsibilities:

1. To lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for share owner approval at the annual meeting. The committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the board, in collectively serving the long-term interests of the share owners. In identifying first-time nominees for director, or evaluating individuals recommended by stockholders, the Compensation and Nominating Committee shall determine in its sole discretion whether an individual meets the minimum qualifications approved by the Board and may consider the current composition of the Board in light of the diverse communities served by the Company and the interplay of the candidate’s experience with the experience of other Board members.

2. To review the Board of Directors’ committee structure and to recommend to the Board for its approval directors to serve as members of each committee. The committee shall review and recommend committee slates annually and shall recommend additional committee members to fill vacancies as needed.

3. To develop and recommend to the Board of Directors for its approval an annual self-evaluation process of the Board and its committees. The committee shall oversee the annual self-evaluations.

III. Purpose and Duties and Responsibilities Relating to Compensation

Another purpose of the committee is to review, approve and report to the Board of Directors the compensation of all executive officers of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (the “Executive Officers”), including salaries and bonuses, and to approve and report to the Board of Directors all grants of stock options.

In furtherance of this purpose, the committee shall have the following duties and responsibilities:

1. Annually review and approve corporate goals and objectives relevant to CEO compensation established by the Board of Directors, evaluate the CEO’s performance in light of these goals and objectives, and review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation for the CEO. In determining base salary and annual incentive compensation for the CEO, the committee will consider base salary information at comparable companies, cash equivalent compensation data at comparable companies, the perquisites provided to the CEO, the complexity of job duties of the CEO as compared to the perceived complexity of the duties of similar executives at other comparable companies, the Company’s financial performance and the CEO’s individual job performance In determining long-term incentive compensation of the CEO, the committee will consider the Company’s financial performance, relative stockholder return, the option adjusted total compensation awarded to CEO’s at comparable companies and the awards given to the CEO in the past years. The CEO may not be present during deliberations or voting concerning the CEO’s compensation.

2. Annually review, approve and report to the Board of Directors all compensation arrangements, including base salary, incentive compensation and long-term compensation, for all Executive Officers.

3. Review, approve and report to the Board of Directors compensation packages for new Executive Officers and termination packages for Executive Officers.

4. Review and make recommendations to the Board of Directors for ratification decisions relating to long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors, the committee will act on behalf of the Board of Directors as the “committee” established to administer equity-based and employee benefit plans, and as such, will discharge any responsibilities imposed on the committee under those plans, including making and authorizing grants in accordance with the terms of those plans. All such grants must be ratified by the Board of Directors.

5. Make recommendations to the Board of Directors with respect to matters relating to incentive compensation and equity-based plans which are appropriate for action by the Board of Directors under applicable NASDAQ and SEC rules.

6. Produce an annual report of the committee on executive compensation for the Company’s annual proxy statement in compliance with applicable NASDAQ and SEC rules.

IV. Authority

The committee shall have the authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate in its sole discretion.

The committee shall have the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors as the committee may deem appropriate in its sole discretion. The committee shall have sole authority to approve related fees and retention terms.

The committee shall report its actions and recommendations to the Board after each committee meeting. The committee shall review at least annually the adequacy of this charter and recommend any proposed changes to the Board for approval.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
OF SUMMIT FINANCIAL GROUP, INC.
on May 17, 2007

The undersigned hereby appoints Russell F. Ratliff, Jr. and Teresa D. Sherman or either of them with full power to act alone as attorneys and proxies to vote all the shares of the common stock of Summit Financial Group, Inc. held or owned by the undersigned at the Annual Meeting of Shareholders on May 17, 2007, and at any adjournments thereof, as follows:

1. Election of Directors to serve a three year term until the 2010 Annual Meeting or until their successors are elected and qualified:

     [  ] FOR ALL NOMINEES LISTED BELOW    [  ] WITHHOLD AUTHORITY
     (except as marked to the contrary below)  TO VOTE FOR ALL NOMINEES LISTED BELOW

      (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Oscar M. Bean  Dewey F. Bensenhaver            John W. Crites

James P. Geary, II         Phoebe F. Heishman  Charles S. Piccirillo

2. To ratify the selection of Arnett & Foster, PLLC as Summit Financial Group Inc.’s independent  registered public accounting firm for the year ended December 31, 2007.

[ ] FOR   [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, upon any other business which may properly come before the meeting or any  adjournment thereof.

[ ] FOR   [ ] AGAINST    [ ] ABSTAIN

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

This proxy confers on the proxy holder the power of cumulative voting for the election of Directors and the power to vote cumulatively for less than all of the nominees listed in Item 1. If any other business is presented at said meeting, this proxy shall be voted in accordance with the best judgment of the individuals named in this proxy. This proxy may be revoked at any time prior to its exercise in accordance with the procedure set forth in the proxy materials.

                                    Dated _______________________ , 2007

                                                              _________________________

                                                                                                        _________________________
                                   Shareholder(s) should sign exactly as name(s) appears
                                    on the label. Any person signing in fiduciary capacity should please enclose proof of his appointment unless such proof has already been furnished. All joint owners must sign.